Exhibit 99.1

SIZELER DECLARES THIRD QUARTER AND CLOSING DIVIDENDS

NEW ORLEANS, October 17, 2006 — Sizeler Property Investors, Inc. (NYSE: SIZ) today announced that its Board of Directors has declared a third quarter dividend of $0.10 per share of Sizeler’s common stock. Sizeler’s Board of Directors also declared a prorated closing dividend on Sizeler’s common stock in an amount equal to $0.10 per share, prorated through the closing of the proposed merger with Revenue Properties Company Limited.

The closing dividend will equal $0.10 per share multiplied by the number of days elapsed in the fourth quarter up to the date of the effective time of the merger with Revenue Properties and divided by the total number of days in the fourth quarter. The third quarter dividend and the closing dividend is in addition to the $15.10 per share merger consideration and will be paid to Sizeler’s stockholders of record as of the close of business on the last business day prior to effective time of the merger with Revenue Properties.

Sizeler has called a special meeting of its stockholders for 9:00 am on Wednesday, November 8, 2006 to vote on the merger and related matters. If the merger is approved at the meeting, then the merger would be expected to close on November 10, 2006, and the record date for the third quarter dividend and the closing dividend would be the close of business on November 9, 2006. If the merger closes on November 10, 2006, the total dividend paid at closing would be approximately $0.144 per share. This dividend payment would be in addition to the merger consideration of $15.10 per share, for a total payment of $15.244 per share.

If the closing of the merger is delayed, the record date for both dividends will be delayed and the amount of the closing dividend will be adjusted accordingly. These dividends will be paid shortly following the closing of the merger.

#####

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns thirty properties — sixteen in Louisiana, ten in Florida and four in Alabama. The Company’s properties consist of two regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities.

Revenue Properties Company Limited is a real estate company engaged in the acquisition, development and ownership of income-producing properties in Canada.

Forward-Looking Statements

This release may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in Sizeler’s securities are cautioned that a number of factors could adversely affect Sizeler and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in Sizeler’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties; (j) force majeure as it relates to construction and renovation projects; (k) possible dispositions of mature properties since Sizeler is continuously engaged in the examination of the various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if Sizeler were to fail to qualify as a REIT in any taxable year; (p) inability of Sizeler to complete the transactions contemplated by the definitive merger agreement; and (q) the other factors described in Sizeler’s filings with the SEC. Except as required under federal securities laws and the rules and regulations of the SEC, Sizeler does not have any intention or obligation to update or revise any forward-looking statements in this release or other Sizeler filings with the SEC, whether as a result of new information, future events, changes in assumptions or otherwise, including specifically any statements previously provided with respect to expected operating results or performance.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger with Revenue Properties Company Limited, Sizeler Property Investors, Inc. filed a definitive proxy statement on October 10, 2006 with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission may also be obtained from Sizeler Property Investors, Inc. by directing a request to Thomas A. Masilla, Jr., President and Chief Operating Officer, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062 (telephone number: (504) 471-6200).

Sizeler Property Investors, Inc. and its directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from Sizeler Property Investors, Inc.’s stockholders in favor of the proposed merger. Information regarding the interests of these persons in the solicitation is more specifically set forth in the definitive proxy statement concerning the proposed merger that was filed by Sizeler Property Investors, Inc. on October 10, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from Sizeler Property Investors, Inc. as indicated above.

2